UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 7, 2022

(Exact name of registrant as specified in its charter)

Delaware	001-35720	45-3052669
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 Koch Road, Corte Madera, California 94925

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 924-1005

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	RH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

RH (the “Company”) has entered into partial unwind agreements, with certain financial institutions (collectively the “Hedge Counterparties”), relating to a portion of certain warrant transactions (collectively the “Partial Warrant Termination Agreements”) that were previously entered into by the Company with each such Hedge Counterparty in connection with RH’s issuance of its 0.00% convertible notes due in 2023 (the “2023 Notes”) and its 0.00% convertible notes due in 2024 (the “2024 Notes” and together with the 2023 Notes, the “Notes”). The warrants entered into with respect to the 2023 Notes have an exercise price of $309.84 per share (the “2023 Note Warrants”) and the warrants entered into with respect to the 2024 Notes have an exercise price of $338.24 per share (the “2024 Note Warrants” and together with the 2023 Note Warrants, the “Warrants”).

Pursuant to the Partial Warrant Termination Agreements, the Company will settle the Warrants being terminated for a purchase price payable in cash based on pricing formulations linked to the volume weighted average trading price for RH’s Common Stock over a price measurement period with respect to each such Partial Warrant Termination Agreement.

As of April 13, 2022, the Company has entered into Partial Warrant Termination Agreements with various Bond Hedge Counterparties including Goldman Sachs & Co. LLC, UBS AG London, JP Morgan Chase Bank, National Association, London Branch, Citibank N.A. and various affiliated entities with respect to a total of 1,200,000 Warrants (the “Repurchased Warrants”), consisting of 600,000 of the 2023 Note Warrants and 600,000 of the 2024 Note Warrants, for an aggregate cash purchase price of approximately $137 million.

Notes and corresponding bond hedges related to the Repurchased Warrants were previously repaid by the Company and settled as a result of early conversion elections made by certain of the holders of outstanding Notes.

The foregoing description of the Partial Warrant Termination Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the forms of the Partial Warrant Termination Agreement, copies of which are filed with this Current Report on Form 8-K as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

The Company may pursue further transactions with respect to the early termination of additional outstanding Warrants.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements concerning the terms and conditions of the Partial Warrant Termination Agreements, including whether the Company pursues further repurchases or other transactions with respect to the early termination of the remaining balance of the outstanding Warrants. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “if,” “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, risks and uncertainties concerning the Partial Warrant Termination Agreements, and further repurchases or other transactions with respect to the early termination of the remaining balance of the outstanding Warrants and any other transactions relating to the remaining balance of the Notes and corresponding bond hedges, and those other risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s Annual Report on Form 10-K most recently filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. You should not place undue reliance on these forward-looking statements. Any forward-looking statement made by us on this Current Report on Form 8-K speaks only as of the date on which we make it. RH expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description

10.1	Form of Partial Warrant Termination Agreement by and between RH and the applicable Hedge Counterparty.

10.2	Form of Partial Warrant Termination Agreement by and between RH and the applicable Hedge Counterparty.

104	Cover Page Interactive Data File––the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 13, 2022	By:	/s/ Jack Preston
Jack Preston
Chief Financial Officer